Exhibit 99.1
Vail Resorts

For Immediate Release
News Release

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Vail Resorts Announces Fiscal 2008 First Quarter Results
●	Improved pre-tax loss, in the seasonally low first quarter, by $18.0 million, or 30.7%, due primarily to the previously announced Cheeca settlement.
●	Real Estate Reported EBITDA increased $4.3 million, or over 500%.

BROOMFIELD, Colo. - December 10, 2007 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the first quarter of fiscal 2008 ended October 31, 2007.
The Company uses the term “Reported EBITDA” and “Reported EBITDA excluding stock-based compensation” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss.

FIRST QUARTER PERFORMANCE
Mountain Segment
Mountain revenue decreased $3.6 million, or 7.9%, in the first quarter of fiscal 2008 to $42.5 million from $46.2 million for the same quarter last fiscal year.  The prior year results included $3.4 million of revenue from RTP, LLC (“RTP”), which was formerly a consolidated subsidiary that was divested in April 2007.  Mountain operating expense increased $1.5 million, or 1.8%, to $80.9 million.  Included in the current year quarter Mountain operating expense is $2.3 million in legal fees related to the Company’s attempted acquisition of The Canyons ski resort (“The Canyons”) in Park City, Utah, while the prior year quarter included $2.8 million of RTP expenses.  Excluding the impact of these items, Mountain operating expense would have increased by $1.9 million, or 2.5%.  Mountain equity investment income, net increased by $1.1 million.  Mountain Reported EBITDA decreased $4.0 million, or 12.2%, to a loss of $36.4 million compared to a loss of $32.5 million for the same quarter last fiscal year.

Lodging Segment
Lodging revenue increased $2.9 million, or 7.2%, in the first quarter of fiscal 2008 to $43.3 million from $40.4 million for the same quarter last fiscal year.  The prior year quarter included the recognition of $2.4 million of revenue associated with the termination of the management agreement at The Lodge at Rancho Mirage (“Rancho Mirage”) (pursuant to the terms of the management agreement) with the closing of the hotel as part of a redevelopment plan by the current hotel owner.  Excluding this termination fee, Lodging revenue would have increased by $5.3 million, or 14.0%.  Lodging operating expense increased $4.9 million, or 13.4%, to $41.2 million.  Lodging Reported EBITDA decreased $2.0 million, or 48.7%, to $2.1 million compared to $4.1 million for the same quarter last fiscal year.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, decreased $0.7 million, or 0.8%, in the first quarter of fiscal 2008 to $85.9 million from $86.6 million for the same quarter last fiscal year.  Excluding the prior year impacts of the divested RTP revenue and Rancho Mirage termination fee, Resort revenue would have increased $5.1 million, or 6.3%.  Resort operating expense increased $6.3 million, or 5.5%, to $122.2 million.  Excluding the current year legal expense associated with The Canyons litigation and the prior year RTP expense, Resort operating expense would have increased $6.8 million, or 6.0%.  Resort equity investment income, net increased by $1.1 million.  First fiscal quarter Resort Reported EBITDA decreased $5.9 million to a loss of $34.4 million, a 20.9% decrease over the same quarter last fiscal year.  Resort Reported EBITDA excluding stock-based compensation decreased $5.9 million, or 21.7%, to $33.0 million.

Real Estate Segment
Real Estate revenue decreased $14.9 million, or 55.3%, in the first quarter of fiscal 2008 to $12.0 million from $26.9 million for the same quarter last fiscal year.  Real Estate operating expense decreased $19.2 million, or 73.5%, to $6.9 million.  Real Estate Reported EBITDA for the first quarter of fiscal 2008 increased $4.3 million, or 536.9%, to $5.1 million compared to $0.8 million in the same quarter last fiscal year.

Total Performance
Total revenue decreased $15.6 million, or 13.8%, in the first quarter of fiscal 2008 to $97.9 million from $113.5 million for the same quarter last fiscal year.  Loss from operations for the quarter increased $1.3 million, or 2.6%, to $52.2 million.  The Company recorded total pre-tax stock-based compensation expense of $2.0 million in the three months ended October 31, 2007 and October 31, 2006.
The Company reported first quarter fiscal 2008 net loss of $24.6 million, or a loss of $0.63 per diluted share, compared to net loss of $35.8 million, or a loss of $0.93 per diluted share, for the same quarter last fiscal year.  Included in the first quarter fiscal 2008 results is the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney fees and on a pre-tax basis) was included in contract dispute credit (charges), net.  Excluding stock-based compensation expense, the Company’s net loss for the first quarter of fiscal 2008 would have been $23.4 million, or a loss of $0.60 per diluted share, compared to net loss of $34.6 million excluding stock-based compensation, or a loss of $0.89 per diluted share, for the same quarter last fiscal year.

Business Commentary and Outlook
Robert Katz, Chief Executive Officer, commented, “Our fiscal first quarter is a seasonally low earnings period and historically a loss quarter.  First quarter results generally reflect mountain summer business, lodging business, including our summer oriented Grand Teton Lodge Company (“GTLC”), golf operations, certain group business, timing of real estate closings and fixed expenses.  In this year’s first quarter, our results were favorable to our expectations particularly in our Lodging segment, where Lodging revenue excluding the prior year termination fee grew 14% year-over-year driven by strong group bookings, particularly at our GTLC and Keystone lodging properties.  An area of focus for us in the first quarter is to establish the groundwork for the upcoming winter season, including construction of capital projects to deliver on our mission of extraordinary resorts, exceptional experiences.  Some of the construction in the first quarter will result in significant capital additions for the 2007/2008 ski season including the opening of The Arrabelle at Vail Square; Beaver Creek’s new children’s gondola, The Buckaroo Express Gondola; Vail’s new high-speed quad chairlifts replacing chairs 10 and 14; Heavenly’s new high-speed Olympic Express chairlift and the new Heavenly Sky Flyer, the 50-mile-an-hour zip line ride.  These are just a few of the many new amenities that await our guests this season as they visit our truly unique resorts.”
Commenting on the 2007/2008 ski season to date, Katz said, “While we experienced a period of warmer than usual weather conditions for the better part of November, all of our resorts have recently received significant snowfall accumulation creating great conditions and we still have the vast majority of the ski season ahead of us.”
Katz added, “We were able to continue to grow our season pass sales over our strong performance last year, with season pass sales up 7.8% in sales dollars over the same period last year, although units were down 1.6%.  For our Colorado resorts alone, season pass sales were up 10.4% in sales dollars and up 0.6% in units.  Last year at this time, we saw a much earlier booking curve than normal, though overall room nights booked were ultimately relatively unchanged for the whole of the 2006/2007 ski season over the 2005/2006 season.  At this time last year, bookings through our central reservations and directly at our owned and managed properties (“Reservations on the Books”) for the 2006/2007 ski season were up 24.5% in sales dollars and 16.2% in room nights over Reservations on the Books in December 2005 for the 2005/2006 ski season.  For this year, we are seeing a return to a more traditional booking curve, although still in advance of just two years ago.  Reservations on the Books are up 2.5% in sales dollars over the same period last year, although down 6.6% in room nights.  However, in comparison to the same time period in December 2005 our bookings in the current year are up 27.6% in sales dollars and 8.5% in room nights.”
On the recent launch of the first building of One Ski Hill Place in Breckenridge, Katz said, “This is the first in a phased five to six building multi-use development, which will be branded a RockResort property, with the first building including 90 ski-in/ski-out residences ranging from studio to five-bedroom with approximately 102,000 saleable residential square feet.  We announced the pricing for the first phase of this project on November 28th and have just begun accepting reservations on the first fifteen units at an average price per square foot of $1,182.  We continue to build on the momentum at Breckenridge, where we now also have executed contracts on all 46 units at Crystal Peak Lodge at an average price per square foot of $964.”
As an update on the Vail Mountain Club, Katz added, “Even during the traditionally slower summer and fall sales periods, we have continued to add new members to the Vail Mountain Club, an exclusive private club steps from the Vista Bahn Express lift.  To date, we have sold 250 memberships, including 120 full memberships, which include parking privileges, and an additional 130 social memberships, which exclude parking privileges, representing total sales commitments of $43.2 million of total proceeds when paid in full.  This includes the sale of 10 full memberships and 7 social memberships since the end of September 2007. We are currently gearing up for a more intense marketing effort going into the winter season.”
On the Company’s lodging development, Katz commented, “We are excited that December 19th will mark the opening of the first of four phases of The Landings St. Lucia, located on Rodney Bay, St. Lucia, in the West Indies, the latest addition to the RockResorts luxury hotel portfolio.  RockResorts will manage the resort operations including 231 waterfront residences ranging from 950 to 2,300 square feet.  The first phase of the resort will include 62 one- to three-bedroom residences, a marina with approximately 80 yacht slips and a RockResorts Spa.  We continue to seek select opportunities to manage properties of distinction outside of our own mountain resorts as we further diversify the incredible landscapes and experiences available within our collection of world-class resorts.”
Commenting on the opening of The Arrabelle at Vail Square, Katz said, “We are looking forward to the expected January 5th opening of The Arrabelle at Vail Square, the crown jewel of the RockResorts portfolio.  This project including its hotel, commercial and real estate components will redefine the look and feel of one of the major portals onto Vail Mountain as guests experience a quintessential European village in the heart of Vail.  In addition to world class skiing and snowboarding accessed via the gondola just steps away, lodging guests at The Arrabelle will experience the highest level of amenities and services such as a ski concierge, ski nannies, a premium RockResorts spa and fabulous new restaurants including Centre V, a French inspired Brasserie.  In addition, we expect to begin closing on the 67 real estate units over the next few months with all units scheduled to close in fiscal 2008.”
Katz concluded, “Clearly the overall U.S. economic environment may add challenges to the year ahead.  However, with our focus squarely on delivering an exceptional experience to our guests, we are positioning the Company to continue our progress and momentum in fiscal 2008.  Also in the first quarter, we continued our previously announced share repurchase program, resulting in the repurchase of 232,504 shares at an average price of $50.31 for a total amount of $11.7 million.  Subsequent to October 31, 2007, we repurchased an additional 273,879 shares at an average price of $50.81 for a total amount of $13.9 million.  Since inception of this program in fiscal 2006, the Company has repurchased 1,179,883 shares at an average price of $43.61 for a total amount of approximately $51.5 million, with 1,820,117 shares remaining available under the existing repurchase authorization.  Our purchases under this program are reviewed with our Board quarterly and are based on a number of factors as we evaluate the appropriate uses of our excess cash, including but not limited to the share repurchase program.”

CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EDT, available at www.vailresorts.com in the Investor Relations section.  In order to access the non-GAAP financial information that will be referenced on the call, click on www.vailresorts.com/investors.

Vail Resorts, Inc. is the leading mountain resort operator in the United States.  The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean.  Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc.  Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2007	2006
Net revenue:
Mountain	$42,536	$46,164
Lodging	43,317	40,408
Real estate	12,034	26,922
Total net revenue	97,887	113,494
Operating expense:
Mountain	80,947	79,487
Lodging	41,236	36,349
Real estate	6,913	26,118
Total segment operating expense	129,096	141,954
Other operating expense:
Depreciation and amortization	(20,761)	(21,585)
Relocation and separation charges	--	(735)
Loss on disposal of fixed assets, net	(234)	(81)
Loss from operations	(52,204)	(50,861)
Mountain equity investment income, net	1,969	835
Investment income	3,218	2,063
Interest expense, net	(7,644)	(8,936)
Contract dispute credit (charges), net	11,920	(3,605)
Minority interest in loss of consolidated subsidiaries, net	2,063	1,790
Loss before benefit from income taxes	(40,678)	(58,714)
Benefit from income taxes	16,068	22,899
Net loss	$(24,610)	$(35,815)

Per share amounts:
Basic net loss per share	$(0.63)	$(0.93)
Diluted net loss per share	$(0.63)	$(0.93)

Other Data:
Mountain Reported EBITDA	$(36,442)	$(32,488)
Mountain Reported EBITDA excluding stock-based compensation	$(35,298)	$(31,468)
Lodging Reported EBITDA	$2,081	$4,059
Lodging Reported EBITDA excluding stock-based compensation	$2,342	$4,392
Resort Reported EBITDA	$(34,361)	$(28,429)
Resort Reported EBITDA excluding stock-based compensation	$(32,956)	$(27,076)
Real Estate Reported EBITDA	$5,121	$804
Real Estate Reported EBITDA excluding stock-based compensation	$5,689	$1,412

Vail Resorts, Inc.
Resort Revenue by Business Line
(In thousands)
(Unaudited)

	Three Months Ended		Percentage
	October 31,		Increase
	2007	2006	(Decrease)
Lift tickets	$--	$--	--%
Ski school	--	--	--%
Dining	4,762	3,887	22.5%
Retail/rental	23,540	24,518	(4.0)%
Other	14,234	17,759	(19.8)%
Total Mountain net revenue	42,536	46,164	(7.9)%

Total Lodging net revenue	43,317	40,408	7.2%

Total Resort net revenue	$85,853	$86,572	(0.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2007	2006
Real estate held for sale and investment	$415,411	$301,871
Total stockholders' equity	681,372	604,304

Long-term debt	534,527	542,990
Long-term debt due within one year	76,944	430
Total debt	611,471	543,420
Less: cash and cash equivalents	166,044	117,311
Net debt	$445,427	$426,109

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt do not purport to represent cash flows generated by operating, investing or financing activities or other financial statement data and should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with GAAP.  The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA excluding stock-based compensation targets in determining management bonuses.Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net loss for the Company calculated in accordance with GAAP for the three months ended October 31, 2007 and 2006.
	(In thousands)
	Three Months Ended
	October 31,
	(Unaudited)
	2007	2006
Mountain revenue, net	$42,536	$46,164
Mountain operating expense excluding stock-based compensation	(79,803)	(78,467)
Mountain equity investment income, net	1,969	835
Mountain Reported EBITDA excluding stock-based compensation	(35,298)	(31,468)
Mountain stock-based compensation	(1,144)	(1,020)
Mountain Reported EBITDA	(36,442)	(32,488)

Lodging revenue, net	43,317	40,408
Lodging operating expense excluding stock-based compensation	(40,975)	(36,016)
Lodging Reported EBITDA excluding stock-based compensation	2,342	4,392
Lodging stock-based compensation	(261)	(333)
Lodging Reported EBITDA	2,081	4,059

Resort Reported EBITDA excluding stock-based compensation*	(32,956)	(27,076)
Resort Reported EBITDA*	(34,361)	(28,429)

Real Estate revenue, net	12,034	26,922
Real Estate operating expense excluding stock-based compensation	(6,345)	(25,510)
Real Estate Reported EBITDA excluding stock-based compensation	5,689	1,412
Real Estate stock-based compensation	(568)	(608)
Real Estate Reported EBITDA	5,121	804
Total Reported EBITDA	(29,240)	(27,625)
Depreciation and amortization	(20,761)	(21,585)
Relocation and separation charges	--	(735)
Loss on disposal of fixed assets, net	(234)	(81)
Investment income	3,218	2,063
Interest expense, net	(7,644)	(8,936)
Contract dispute credit (charges), net	11,920	(3,605)
Minority interest in loss of consolidated subsidiaries, net	2,063	1,790
Loss before benefit from income taxes	(40,678)	(58,714)
Benefit from income taxes	16,068	22,899
Net loss	$(24,610)	$(35,815)
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net loss excluding stock-based compensation, tax effected, to net loss of the Company calculated in accordance with GAAP for the three months ended October 31, 2007 and 2006.  Also presented is a reconciliation of net loss per diluted share excluding stock-based compensation, tax effected, to net loss per diluted share of the Company calculated in accordance with GAAP for the three months ended October 31, 2007 and 2006.  The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's historical results from ongoing operations for the three months ended October 31, 2007 and 2006 to prior periods.

	Three Months Ended
	October 31,
	(Unaudited)
(In thousands, except per share amounts)	2007	2006
Net loss excluding stock-based compensation	$(23,385)	$(34,591)
Stock-based compensation expense, before benefit from income taxes	(1,973)	(1,961)
Adjustment for benefit from income taxes	748	737
Net loss	$(24,610)	$(35,815)

Diluted net loss per share excluding stock-based compensation	$(0.60)	$(0.89)
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.05)	(0.05)
Adjustment for benefit from income taxes, per diluted common share	0.02	0.02
Diluted net loss per share	$(0.63)	$(0.93)